EXHIBIT 1.1

                           VAN KAMPEN FOCUS PORTFOLIOS
                                   SERIES 111
                                 TRUST AGREEMENT

                                                        Dated: September 4, 1998

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, Van Kampen Investment Advisory Corp., as Supervisory Servicer, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Van Kampen American Capital Equity Opportunity Trust, Series 87 and Subsequent Series, Standard Terms and Conditions of Trust, Effective January 27, 1998" (herein called the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisory Servicer and Trustee agree as follows:

                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

            1. The Securities defined in Section 1.01(24), listed in the Schedule hereto, have been deposited in trust under this Trust Agreement.

            2. The fractional undivided interest in and ownership of each Trust represented by each Unit is an amount the numerator of which is one and the denominator of which is the amount set forth under "Summary of Essential Financial Information - Initial Number of Units" in the Prospectus. Such fractional undivided interest may be (a) increased by the number of any additional Units issued pursuant to Section 2.03, (b) increased or decreased in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decreased by the number of Units redeemed pursuant to Section 5.02.

            3. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Income and Capital Account Record Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

            4. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Income and Capital Account Distribution Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

            5. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

            6. The term "Rollover Notification Date" shall mean each of the "Rollover Notification Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

            7. The term "Special Redemption Date" shall mean each of the "Special Redemption Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

            8. Section 6.04(e) is hereby replaced with the following:

                   (e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the affected Trust as set forth in section 6.04 hereof.

                   (2) The Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) any investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

                            (a) The Trustee shall perform all duties assigned to
                  the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR ss. 270.17f-5) ("Rule 17f-5"), as
                  now in effect or as such rule may be amended in the future. The Trustee shall not delegate such duties.

                            (b) The Trustee shall exercise reasonable care,
                  prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

                            (c) The Trustee shall indemnify the Trust and hold
                  the Trust harmless from and against any risk of loss of Trust assets held in accordance with the foreign custody contract.

                            (d) The Trustee shall maintain and keep current
                  written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unitholders and the Securities and Exchange Commission at the Trustee's offices at all reasonable times during its usual business hours.

                  (3) "Eligible Foreign Custodian" shall have the meaning assigned to it in Rule 17f-5.

                  (4) "Foreign Custody Manager" shall have the meaning assigned to it in Rule 17f-5.

            9. Section 1.01 (1), (3) and (4) shall be replaced in their entiret by the following:

                            (1) "Depositor" shall mean Van Kampen Funds Inc. and
                  its successors in interest, or any successor depositor appointed as hereinafter provided.

                            (3) "Evaluator" shall mean American Portfolio
                  Evaluation Services (a division of an Van Kampen Investment Advisory Corp.) and its successors in interest, or any successor evaluator appointed as hereinafter provided.

                            (4) The term "Supervisory Servicer" shall mean Van
                  Kampen Investment Advisory Corp. and its successors in interest, or any successor portfolio supervisor as hereinafter provided.

           10. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust and subject to the requirements set forth in this paragraph, unless the Prospectus otherwise requires, the Sponsor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

                  (a) Prior to the Evaluation Time on such Business Day, the Sponsor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Sponsor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (unless such additional Securities are a precise replication of the then existing portfolio) and shall either (i) specify the quantity of additional Securities to be deposited by the Sponsor on the settlement date for such subscription or (ii) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

                  (b) Promptly following the Evaluation Time on such Business Day, the Sponsor shall verify with the Trustee the number of additional Units to be created.

                  (c) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Sponsor shall deposit with the Trustee (i) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a letter of credit in the amount necessary to settle such contracts) or (ii) cash or a letter of credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice, and adding and subtracting the amounts specified in the first and second sentences of Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

                  (d) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash or letter of credit described above, deliver to, or assign in the name of or on the order of, the Sponsor the number of Units verified by the Sponsor with the Trustee.

         IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed and their corporate seals to be hereto affixed and attested; all as of the day, month and year first above written.

                            Van Kampen Funds Inc.

                            By JAMES J. BOYNE
                               Vice President

Attest:

By  NICHOLAS DALMASO
    Assistant Secretary

                            American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp.

                            By  JAMES BOYNE
                                Vice President

Attest

By  NICHOLAS DALMASO
    Assistant Secretary

                            Van Kampen Investment Advisory Corp.

                            By  JAMES BOYNE
                                Vice President

Attest

By  NICHOLAS DALMASO
    Assistant Secretary

                            The Bank of New York

                            By  JEFFREY COHEN
                                Vice President

Attest

By  ROBERT WEIR
    Assistant Treasurer

                          SCHEDULE A TO TRUST AGREEMENT
                         SECURITIES INITIALLY DEPOSITED

                                       IN

                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 111

(Note: Incorporated herein and made a part hereof are the "Portfolios" as set forth in the Prospectus.)